Exhibit 5.2

353 NORTH CLARK STREET CHICAGO ILLINOIS 60654-3456

October 29, 2020
General Dynamics Corporation
11011 Sunset Hills Road
Reston, Virginia 20190

Re: General Dynamics Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to General Dynamics Corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter to register (i) 3,000,000 additional shares of common stock, $1.00 par value per share, of the Company which may be offered and sold pursuant to the General Dynamics Corporation 401(k) Plan 6.0 (the “Plan”), and (ii) an indeterminate amount of plan interests under the Plan.

We are familiar with the Registration Statement and the exhibits thereto. We have also examined originals or copies, certified or otherwise, of such other documents, certificates, evidence of corporate action and instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including without limitation the General Dynamics Corporation 401(k) Plan 6.0 As Amended and Restated Effective as of January 1, 2017, and amendments thereto adopted December 29, 2017, July 24, 2018, December 20, 2018, and December 20, 2019.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, it is our opinion that the provisions of the written documents constituting the Plan are in compliance with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Our opinion expressed above is based exclusively on the Plan as it is constituted as of the date hereof and on the requirements of ERISA in effect as of the date hereof. We have not undertaken any obligation to revise or supplement our opinion to reflect any changes in the Plan or law which may occur after the date hereof.

Our opinion on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the U.S. Securities and Exchange Commission (the “Commission”) as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP

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